Exhibit 99.1

Pacific Biosciences of California, Inc. Announces

Third Quarter Financial Results

Menlo Park, Calif. – October 27, 2011 – Pacific Biosciences of California, Inc. (Nasdaq: PACB) today announced financial results for the third quarter ended September 30, 2011.

During the third quarter of 2011, the Company recognized revenue from deliveries of its third generation sequencing platform, the PacBio RS, SMRT® cell and reagent consumables, as well as revenue derived from instrument service contracts, totaling $10.5 million, compared to revenue recognized of $10.6 million for the second quarter of 2011. Net loss for the quarter increased to $29.3 million, including workforce reduction charges of $4.9 million, compared to the $22.5 million net loss recognized during the second quarter of 2011.

Gross profit for the third quarter totaled $3.3 million, resulting in a gross margin of 32%, compared to gross profit for the second quarter 2011 of $7.9 million and a gross margin of 74%. Gross margin for both the third and second quarter reflect the ongoing, but declining, margin positive impact of significant instrument component costs that were expensed during prior periods. During development, costs relating to instrument components and manufacturing costs were expensed until commercial production started.

Research and development expense during the third quarter of 2011 totaled $20.0 million representing a 2% increase compared to $19.5 million for the second quarter. The reported expense includes non-cash stock-based compensation totaling $1.6 million and $1.5 million for the third and second quarters of 2011, respectively.

Selling, general, and administrative expense during the third quarter of 2011 totaled $12.8 million representing a 16% increase compared to $11.0 million for the second quarter. The reported expense includes non-cash stock-based compensation totaling $1.4 million and $1.3 million for the third and second quarters of 2011, respectively.

As announced on September 20, 2011, in consideration of uncertainties associated with the economic environment and to position the Company for long-term success, the Company implemented a reduction of approximately 28% of its total workforce. During the third quarter the Company recorded reduction related charges totaling $4.9 million, comprised primarily of personnel separation costs paid during the third quarter and those expected to be paid during the fourth quarter. Research and development and sales, general and administrative expenses for the quarter include workforce reduction related charges of $3.5 million and $1.4 million, respectively.

Cash and investments at September 30, 2011 totaled $193.7 million compared to $216.6 million at June 30, 2011.

Quarterly Conference Call Information

Management will host a quarterly conference call to discuss its Third Quarter 2011 results today at 4:30pm Eastern / 1:30pm Pacific. Investors may listen to the call by dialing 866.831.6267, or if outside the U.S., by dialing +1.617.213.8857, and entering passcode 76006005. The call will be webcast live and will be available for replay at Pacific Biosciences’ website at http://investor.pacificbiosciences.com/.

Forward-Looking Statements

This press release contains forward-looking statements relating to the Company’s operations and operating results, including statements relating to the Company’s margins and restructuring costs. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and that could materially affect actual results. Factors that could materially affect actual results can be found in Pacific Biosciences of California’s recently filed Quarterly Report on Form 10-Q, including those listed under the caption “Risk Factors.” Pacific Biosciences of California expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Trevin Rard

650.521.8450

ir@pacificbiosciences.com

Pacific Biosciences of California, Inc.

Unaudited Consolidated Statement of Operations

(amounts in thousands, except share and per share amounts)

	Quarters Ended
	September 30, 2011	June 30, 2011	September 30, 2010
Revenue:
Product revenue	$9,819	$10,148	$—
Service and other revenue	535	192	—
Grant revenue	165	290	220

Total revenue	10,519	10,630	220

Cost of revenue:
Cost of product revenue	6,546	2,537	—
Cost of service and other revenue	645	194	—

Total cost of revenue	7,191	2,731	—

Gross profit	3,328	7,899	220

Operating expense:
Research and development	20,001	19,546	32,873
Sales, general and administrative	12,764	11,016	8,043

Total operating expense	32,765	30,562	40,916

Operating loss	(29,437)	(22,663)	(40,696)
Other income (expense), net	156	188	(12)

Net loss	$(29,281)	$(22,475)	$(40,708)

Basic and diluted net loss per share	$(0.54)	$(0.42)	$(39.70)

Shares used in computing basic and diluted net loss per share	54,283,162	53,413,565	1,025,326

Pacific Biosciences of California, Inc.

Unaudited Consolidated Statement of Operations

(amounts in thousands, except per share amounts)

	Year to Date
	September 30, 2011	September 30, 2010
Revenue:
Product revenue	$19,966	$—
Service and other revenue	728	—
Grant revenue	725	1,394

Total revenue	21,419	1,394

Cost of revenue:
Cost of product revenue	9,083	—
Cost of service and other revenue	839	—

Total cost of revenue	9,922	—

Gross profit	11,497	1,394

Operating expense:
Research and development	63,665	85,279
Sales, general and administrative	34,899	19,760

Total operating expense	98,564	105,039

Operating loss	(87,067)	(103,645)
Other income (expense), net	502	(102)

Net loss	$(86,565)	$(103,747)

Basic and diluted net loss per share	$(1.62)	$(134.07)

Shares used in computing basic and diluted net loss per share	53,465,836	773,839

Pacific Biosciences of California, Inc.

Consolidated Balance Sheets

(amounts in thousands, except per share amounts)

	September 30, 2011	June 30, 2011	December 31, 2010 (1)
	(unaudited)	(unaudited)
Assets
Cash and investments	$193,696	$216,588	$283,674
Accounts receivable	4,434	5,437	341
Inventory	20,262	19,552	6,864
Prepaid and other current assets	1,890	3,151	2,235

Total current assets	220,282	244,728	293,114
Property and equipment	17,359	16,180	12,311
Other assets	319	312	322

Total Assets	$237,960	$261,220	$305,747

Liabilities and Stockholders’ Equity
Accounts payable	$8,158	$9,032	$9,515
Deferred revenue	3,970	2,381	3,221
Accrued and other current liabilities	9,004	10,050	8,104

Total current liabilities	21,132	21,463	20,840
Facility financing and deferred rent	6,145	6,431	5,041
Stockholders’ equity	210,684	233,326	279,866

Total Liabilities and Stockholders’ Equity	$237,961	$261,220	$305,747

Note 1:	The condensed consolidated balance sheet at December 31, 2010 has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.